EXHIBIT 5

			   SEALED AIR CORPORATION
			      PARK 80 EAST
		       SADDLE BROOK, NEW JERSEY 07662-5291
		   TELEPHONE (201) 791-7600/FAX (201) 703-4205



						 June 17, 1994


Sealed Air Corporation
Park 80 East
Saddle Brook, N.J. 07662

Dear Sirs:

	  I am the General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with a Registration Statement on Form S-3 (the "Registration Statement") of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 45,678 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), that are being sold for the account of the Selling Stockholders referred to below.

	  All of the shares covered by the Registration Statement were issued by the Corporation pursuant to a Stock Purchase Agreement dated as of February 25, 1994, as amended (the "Stock Purchase
Agreement"), between the Corporation, Instapak France S.A., a
French societe anonyme that is a wholly-owned subsidiary of the Corporation ("Instapak"), Delamare Sovra S.A., and Etablissements
Pierre Delamare et Compagnie S.A., each of the latter two companies being a French societe anonyme (the latter two companies being collectively referred to herein as the "Selling
Stockholders"). Pursuant to the Stock Purchase Agreement, the
Corporation acquired all of the outstanding capital stock of Delsopak S.A. (the "Acquisition"), a French societe anonyme formed by the Selling Stockholders to conduct the packaging business carried on prior to such acquisition by the Selling
Stockholders.

	  As General Counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors of the Corporation on December 16, 1993 that approved the execution, delivery and performance of the Stock Purchase Agreement and authorized the issuance of the Shares. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

	  Based on the foregoing, I am of opinion that:

	  1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

	  2. The Shares are and, when sold pursuant to the Registration Statement will be, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

	  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the
Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.

	  I wish to advise you that I am a member of the Bar of the State of New York.

					Very truly yours,

					ROBERT M. GRACE, JR.
					General Counsel and Secretary

RMG/sra